Exhibit 99.1

NEWS RELEASE CONTACTS: Albert G. White, III VP, Investor Relations and Treasurer Kim Duncan Director, Investor Relations ir@coopercompanies.com FOR IMMEDIATE RELEASE	6140 Stoneridge Mall Road Suite 590 Pleasanton, CA 94588 925-460-3663 www.coopercos.com

THE COOPER COMPANIES ANNOUNCES FOURTH QUARTER AND FULL YEAR 2009 RESULTS

PLEASANTON, Calif., Dec. 8, 2009 — The Cooper Companies, Inc. (NYSE: COO) today announced financial results for the fiscal fourth quarter and full year ended October 31, 2009.

Fourth quarter revenue increased 6% year-over-year to $283.5 million. Fiscal 2009 revenue increased 3% to a record $1,080.4 million.

Fourth quarter GAAP earnings per share (EPS) 66 cents, up 1 cent or 2% from last year’s fourth quarter. Fiscal 2009 GAAP EPS $2.21, up 55% from fiscal 2008.

Fourth quarter non-GAAP EPS 67 cents. Non-GAAP EPS excludes $0.9 million, or 1 cent per share, for the 2009 CooperVision manufacturing restructuring plan announced in August 2009. Fiscal 2009 non-GAAP EPS $2.29. See “Reconciliation of Non-GAAP EPS to GAAP EPS” shown below.

Fourth quarter free cash flow $58.5 million. Fiscal 2009 free cash flow $129.2 million.

Commenting on the results, Robert S. Weiss, Cooper’s president and chief executive officer said, “We are very pleased with our fourth quarter and full year results. We grew full year revenue to an all-time high while reporting solid earnings and strong cash flow. I’m especially pleased with the market share gains we made this year and our improving operating efficiencies, all achieved in a very difficult economic environment.”

Weiss continued, “We enter fiscal 2010 in a significantly better financial position than a year ago, with a very strong product portfolio and with our two business units extremely focused on growing revenues, taking market share and improving profitability. I am confident we have the operating strategies in place to continue delivering solid results.”

Fourth Quarter Operating Highlights

•	Revenue $283.5 million, 6% above fourth quarter 2008, 4% in constant currency.

•	Gross margin 56% compared with 61% in last year’s fourth quarter. The decline in gross margin was largely a result of currency fluctuations, as well as inventory and equipment write-offs.

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Operating margin 15% compared with 18% in last year’s fourth quarter. Although operating margin was lower, operating expense as a percentage of sales declined to 41% from 43%. This improvement was led by a $0.9 million decline in general and administrative expenses, which as a percentage of sales declined to 9% from 10%.

•	Amortization $5.4 million compared with $4.1 million in last year’s fourth quarter. The increase was due to a $1.3 million write-off of a CooperSurgical license. Depreciation $19.2 million.

•	Interest expense $10.8 million or 4% of sales vs. $12.3 million or 5% of sales in last year’s fourth quarter. Interest expense decreased as a result of lower debt.

•	Effective tax rate 6.0%.

•	Bonus accrual 8 cents.

•

Total debt decreased $57.5 million to $781.5 million which lowered the pro forma leverage ratio to 2.93x from 3.16x. This reduced the credit spread on the Company’s $650 million revolver by 25 bps on borrowings taking place during the next three months. At quarter end there was $425 million outstanding under the revolver.

•	Cash provided by operations $78.5 million and capital expenditures $20.0 million resulted in free cash flow of $58.5 million.

Fourth Quarter CooperVision (CVI) Operating Highlights

•	Revenue $239.6 million, up 8% from last year’s fourth quarter, up 5% in constant currency. Revenue gains were seen throughout all product categories and geographic regions.

•	Revenue by category:

	(In millions) 4Q09	% of CVI Revenue 4Q09	%chg y/y	Constant Currency %chg y/y
Toric	$74.6	31%	4%	3%
Multifocal	15.7	7%	7%	6%
Single-use sphere	53.0	22%	19%	11%
Non single-use sphere, other	96.3	40%	6%	5%

Total	$239.6	100%	8%	5%

•	Revenue by geography:

	(In millions) 4Q09	% of CVI Revenue 4Q09	%chg y/y	Constant Currency %chg y/y
Americas	$103.2	43%	3%	3%
Europe	90.7	38%	11%	9%
Asia Pacific	45.7	19%	13%	4%

Total	$239.6	100%	8%	5%

•	Selected revenue by material:

	(In millions) 4Q09	% of CVI Revenue 4Q09	%chg y/y	Constant Currency %chg y/y
Proclear	$70.6	29%	14%	14%
Silicone hydrogel	$40.1	17%	119%	117%

•	Gross margin 56% compared with 61% in the fourth quarter of 2008.

•	Operating margin 17% compared with 20% in the fourth quarter of 2008.

Fourth Quarter CooperSurgical (CSI) Operating Highlights

•	Revenue $43.9 million, down 2% from last year’s fourth quarter.

•	Sales of products marketed directly to hospitals increased 10% year-over-year to $14.7 million and now represent 34% of CSI’s total revenue vs. 30% in last year’s fourth quarter.

•	Gross margin 57%, down from 59% in last year’s fourth quarter.

•	Operating margin 19%, down from 22% in last year’s fourth quarter. The decline was due to the previously mentioned $1.3 million license write-off.

Fiscal Year 2009 Operating Highlights

•	Record revenue $1,080.4 million, up 3% from fiscal 2008, 4% in constant currency.

•	CVI revenue $909.5 million, up 3% from fiscal 2008, and CSI revenue $170.9 million, up 2% from fiscal 2008.

•	Gross margin 55% compared with 58% in fiscal 2008.

•	Operating margin 14% compared with 12% in fiscal 2008.

•	Depreciation and amortization expense $92.6 million.

•	Interest expense $44.1 million or 4% of sales vs. $50.8 million or 5% of sales in fiscal 2008.

•	Cash provided by operations $223.1 million and capital expenditures $93.9 million resulted in free cash flow of $129.2 million.

2010 Guidance

The Company initiated its full-year 2010 guidance. Guidance is summarized as follows:

FY10 Guidance
Revenue (In millions)
CVI	$925 - $975
CSI	$175 - $185
Total	$1,100 - $1,160
EPS
GAAP	$2.17 - $2.27
Non-GAAP*	$2.45 - $2.55
Free Cash Flow (In millions)	$120 - $140

*	Excludes impact of 2009 CVI manufacturing restructuring plan. See “Reconciliation of Non-GAAP EPS to GAAP EPS” shown below.

Reconciliation of Non-GAAP EPS to GAAP EPS

To supplement our financial guidance presented on a GAAP basis, we use non-GAAP measures, indicated in the table below which exclude restructuring costs, that we believe are helpful in understanding our results. Our non-GAAP financial guidance is not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our consolidated financial statements and guidance prepared in accordance with GAAP. Our management uses supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and make operating decisions. These non-GAAP measures are among the factors management uses in planning for and forecasting future periods.

Non-GAAP EPS results and guidance exclude costs related to the 2009 CooperVision manufacturing restructuring plan announced in August 2009. Non-GAAP EPS for the fiscal fourth quarter and full year 2009 excluded related costs of $0.9 million or 1 cent per share and $5.1 million or 8 cents per share, respectively. These costs, primarily severance related to the pending closure of the Norfolk manufacturing plant, are recorded in cost of sales. We expect to recognize total pre-tax restructuring charges under this plan of approximately $25.0 million with the remaining $20.0 million or 28 cents spread over fiscal 2010. We believe it is useful for investors to understand the effects of these restructuring costs on our total operating results.

	4Q09A	FY09A	FY10 Guidance
EPS
GAAP	$0.66	$2.21	$2.17 - $2.27
Non-GAAP adjustment for costs related to the restructuring plan discussed above	0.01	0.08	0.28

Non-GAAP	$0.67	$2.29	$2.45 - $2.55

Conference Call and Webcast

The Company will host a conference call today at 5:00 p.m. ET to discuss its fourth quarter and full year 2009 financial results. The dial in number in the United States is +1-866-700-7477 and outside the United States is +1-617-213-8840. The passcode is 35016466. There will be a replay available approximately two hours after the call ends until Tuesday, December 15, 2009. The replay number in the United States is +1-888-286-8010 and outside the United States is +1-617-801-6888. The replay passcode is 55992909. This call will be broadcast live on our website at www.coopercos.com and at www.streetevents.com. A transcript will be available on our website within 24 hours after the conference call.

About The Cooper Companies

The Cooper Companies, Inc. (www.coopercos.com) manufactures and markets specialty healthcare products through its CooperVision and CooperSurgical units. Corporate offices are in Pleasanton, CA.

CooperVision, Inc. (www.coopervision.com) develops, manufactures and markets a broad range of contact lenses for the worldwide vision correction market. Dedicated to enhancing the contact lens experience for practitioners and patients, CooperVision specializes in lenses for astigmatism and presbyopia. CooperVision manufactures a full array of monthly, two-week, and daily disposable contact lenses featuring advanced materials and optics. Headquartered in Pleasanton, CA, it manufactures in: Juana Diaz, Puerto Rico; Norfolk, VA; Rochester, NY; Adelaide, Australia; Hamble and Hampshire, UK; and Madrid, Spain.

CooperSurgical, Inc. (www.coopersurgical.com) develops, manufactures and markets medical devices, diagnostic products and surgical instruments and accessories used primarily by gynecologists and obstetricians. Its major manufacturing and distribution facilities are in Trumbull, CT, Pasadena, CA, and Stafford, TX.

Forward-Looking Statements

This news release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Statements relating to plans, prospects, goals, strategies, future actions, events or performance and other statements which are other than statements of historical fact, including all statements regarding anticipated growth in our revenue, CooperVision’s manufacturing restructuring plan and expected results of operations and integration of any acquisition are forward-looking. To identify these statements look for words like “believes,” “expects,” “may,” “will,” “should,” “could,” “seeks,” “intends,” “plans,” “estimates” or “anticipates” and similar words or phrases. Forward-looking statements necessarily depend on assumptions, data or methods that may be incorrect or imprecise and are subject to risks and uncertainties.

Among the factors that could cause our actual results and future actions to differ materially from those described in forward-looking statements are: adverse changes in global or regional general business, political and economic conditions due to the current global economic downturn, including the impact of continuing uncertainty and instability of U.S. and international credit markets that may adversely affect the

Company’s or its customers’ ability to meet future liquidity needs; limitations on sales following new product introductions due to poor market acceptance; new competitors, product innovations or technologies; the Company’s failure to realize anticipated savings, or its incurrence of unexpected costs, from CooperVision’s manufacturing restructuring plan; a major disruption in the operations of our manufacturing, research and development or distribution facilities due to technological problems, natural disasters, CooperVision’s manufacturing restructuring plan or other causes; disruptions in supplies of raw materials, particularly components used to manufacture our silicone hydrogel and other hydrogel lenses; the impact of acquisitions or divestitures on revenues, earnings or margins; losses arising for pending or future litigation, including the risk of an adverse decision or settlement related to claims involving our securities class action and derivative litigation, or product recalls; interest rate and foreign currency exchange rate fluctuations; the requirement to provide for a significant liability or to write off, or accelerate depreciation on, a significant asset, including goodwill; changes in U.S. and foreign government regulation of the retail optical industry and of the healthcare industry generally; changes in tax laws or their interpretation and changes in effective tax rates; dilution to earnings per share from acquisitions or issuing stock and other events described in our Securities and Exchange Commission filings, including the “Business” and “Risk Factors” sections in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2008, as such Risk Factors may be updated in quarterly filings.

We caution investors that forward-looking statements reflect our analysis only on their stated date. We disclaim any intent to update them except as required by law.

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Consolidated Condensed Balance Sheets

(In thousands)

(Unaudited)

	October 31, 2009	October 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$3,932	$1,944
Trade receivables, net	170,941	159,158
Inventories	260,846	283,454
Deferred tax assets	23,360	26,337
Other current assets	44,799	55,139

Total current assets	503,878	526,032

Property, plant and equipment, net	602,568	602,654
Goodwill	1,257,029	1,251,699
Other intangibles, net	114,700	130,587
Deferred tax assets	27,781	25,645
Other assets	45,951	50,999

	$2,551,907	$2,587,616

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$9,844	$43,013
Other current liabilities	165,570	212,394

Total current liabilities	175,414	255,407

Long-term debt	771,630	861,781
Other liabilities	48,065	38,156
Deferred tax liabilities	16,456	15,196

Total liabilities	1,011,565	1,170,540

Stockholders’ equity	1,540,342	1,417,076

	$2,551,907	$2,587,616

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Consolidated Condensed Statements of Income

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended October 31,		Year Ended October 31,
	2009	2008	2009	2008
Net sales	$283,455	$266,842	$1,080,421	$1,047,375
Cost of sales	124,548	104,798	483,927	437,345

Gross profit	158,907	162,044	596,494	610,030
Selling, general and administrative expense	102,858	101,255	391,593	429,304
Research and development expense	8,265	9,190	33,298	35,468
Restructuring costs	470	—	3,887	1,521
Amortization of intangibles	5,370	4,097	17,860	16,774

Operating income	41,944	47,502	149,856	126,963
Interest expense	10,771	12,342	44,143	50,784
Other income (expense), net	865	(1,902)	9,115	28

Income before income taxes	32,038	33,258	114,828	76,207
Provision for income taxes	1,919	3,779	14,280	10,731

Net income	$30,119	$29,479	$100,548	$65,476

Diluted earnings per share	$0.66	$0.65	$2.21	$1.43

Number of shares used to compute earnings per share	45,851	45,102	45,478	46,844

Soft Contact Lens Revenue Update: Third Calendar Quarter 2009

Worldwide Market in Constant Currency vs. CooperVision in Constant Currency

The data below is extracted from a compilation of industry participants’ revenue by the Contact Lens Institute (CLI), an independent market research firm.

Worldwide Manufacturers’ Soft Lens Revenue

Independent Market Research Data

(U.S. dollars in millions; constant currency; unaudited)

	2009 CYQ3 Market	% Change	CooperVision % Change	2009 CYQ3 YTD Market	% Change	CooperVision % Change
Single-Use Spherical Lenses	$525	1%	8%	$1,502	1%	14%
Spherical Lenses (ex single-use)	700	5%	6%	2,019	2%	5%

Total Spheres	1,225	3%	7%	3,521	2%	8%

Torics	274	6%	2%	794	6%	(2)%
Multifocal	64	20%	9%	187	20%	13%

Soft Contact Lenses	$1,563	4%	5%	$4,502	3%	5%

Total Silicone Hydrogel	$567	21%	125%	$1,587	20%	106%

Americas Region	$611	6%	3%	$1,770	4%	3%
European Region	457	9%	8%	1,320	6%	7%
Asia Pacific Region	495	(1)%	3%	1,412	(1)%	5%

Worldwide Soft Contact Lenses	$1,563	4%	5%	$4,502	3%	5%

United States	$535	4%	3%	$1,563	4%	3%
International	1,028	4%	7%	2,939	3%	5%

Worldwide Soft Contact Lenses	$1,563	4%	5%	$4,502	3%	5%

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